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                                                                    EXHIBIT 12.1

                           CROSS TIMBERS OIL COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



              (in thousands)                             Year Ended December 31,
                                             ----------------------------------------------
                                               2000      1999      1998      1997      1996
                                             --------  --------  --------   -------  -------
Earnings (loss) available to common stock..  $115,235  $ 44,964  $(71,498)  $23,905  $19,790
Income tax expense (benefit)...............    59,380    23,965   (35,851)   13,517   10,669
Interest and debt expense..................    81,759    70,828    58,499    26,747   17,224
Interest portion of rentals (a)............     5,776     4,698     3,727     3,044    1,830
Preferred stock dividends..................     1,758     1,779     1,779     1,779      514
                                             --------  --------  --------   -------  -------
Earnings (loss) before provision for
 taxes and fixed charges...................  $263,908  $146,234  $(43,344)  $68,992  $50,027
                                             ========  ========  ========   =======  =======

Interest and debt expense..................  $ 81,759  $ 70,828  $ 58,499   $26,747  $17,224
Capitalized interest.......................     3,488     1,353     1,070     1,185        -
Interest portion of rentals (a)............     5,776     4,698     3,727     3,044    1,830
Preferred stock dividends..................     1,758     1,779     1,779     1,779      514
                                             --------  --------  --------   -------  -------

Total Fixed Charges........................  $ 92,781  $ 78,658  $ 65,075   $32,755  $19,568
                                             ========  ========  ========   =======  =======

Ratio of Earnings to Fixed Charges.........       2.8       1.9     - (b)       2.1      2.6

Excess of Fixed Charges over Earnings (Loss) $      -   $     -  $108,419   $     -  $     -
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(a)  Calculated as one-third of rentals.

(b) Negative ratio is the result of a $87.4 million pre-tax net loss on investment in equity securities (excluding related interest expense) and a $2 million pre-tax, non-cash impairment charge. Excluding the effects of these charges, fixed charges exceeded earnings by $19 million.